Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our reports dated February 24, 2015, relating to the consolidated financial statements of Vitamin Shoppe, Inc. and Subsidiary and the effectiveness of Vitamin Shoppe, Inc. and Subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vitamin Shoppe, Inc. and Subsidiary for the year ended December 27, 2014.

/s/ Deloitte & Touche LLP

New York, New York
November 4, 2015